Exhibit 10.3

September 13th, 2012

Bill O’Dowd
CEO, Dolphin Digital Media
2151 Le Jeune Rd., Suite 150
Coral Gables, FL 33134

REF: Extension of Warrant “E”

Dear Bill,

By executing this letter, you agree:

1.	That the Expiration Date of the Dolphin Digital Media, Inc. (the “Company”) Common Stock Purchase Warrant “E” (“Warrant E”) shall be extended from December 31st, 2012 to September 13th, 2015.

2.	That the following clause will be added to the Warrant “E”

“No Transfer Clause.  Holder hereby agrees that it will for no reason whatsoever transfer the control of the Warrant into the name of any other party that would result in the current representative party (“Control Person(s)”) of the entity or person(s) holding the Warrant, being another Control Person(s).”

3.	The following clause will be added to the Warrant “E”

“Right of First Refusal.  Prior to any sale, assignment, transfer (including by purchase, inter-spousal disposition pursuant to a domestic relations proceeding or otherwise by operation of law), pledge, encumbrance or otherwise disposition of any of the Common Shares issuable upon exercise of this Warrant, Holder shall provide Company with 10 business days prior written notice of same (a “Sale Notice”), which Sale Notice shall contain a description of the material terms of the proposed sale transaction, including the names of any parties involved, price per share, etc.  Upon receipt of a Sale Notice, the Company shall have 5 business days to provide Holder with written notice of the Company’s election to redeem said Common Shares (a “Redemption Notice”).  Any such redemption shall be made at the Fair Market Value of the Common Shares, as set forth in Section 1.5 of the Warrant, with the Determination Date being the date of said Redemption Notice, and shall be payable in cash at closing, which closing shall occur as soon as possible and in any event within 30 days of the date of said Redemption Notice.  The certificates evidencing the Common Shares issuable upon exercise of this Warrant shall contain a restrictive legend setting forth, or cross-referencing, the provisions of this Section”. This provision shall only be applicable if the Holder’s sale transaction represents greater than 20,000 shares in any given 24 hour period.

4.	The following clause will be added to the Warrant “E”

“Proxy.  Holder hereby irrevocably grants to, and appoints, William O’Dowd, and any individual designated in writing by him, and each of them individually, as its proxy and attorney-in-fact (with full power of substitution), for and in its name, place and stead, to vote the Common Shares underlying this Warrant, upon issuance, at any meeting of the shareholders of the Company or otherwise.  Holder understands and acknowledges that the Company is entering into this Warrant in reliance upon the proxy set forth in this Section 1.10.  Holder hereby (i) affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked, (ii) ratifies and confirms all that the proxies appointed hereunder may lawfully do or cause to be done by virtue hereof, and (iii) affirms that such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 78.355(5) of the Nevada General Corporation Law.”

5.	All other terms in “Warrant E” shall remain the same.

Please indicate your acceptance of these terms by signing below:

T Squared Investments, LLC By: T Squared Capital LLC, Managing Member		Dolphin Digital Media, Inc.

By:	/s/ Thomas Sauve	By:	/s/ Bill O’Dowd
Name:	Thomas Sauve	Name:	Bill O’Dowd
Title:	Managing Member	Title:	CEO